Exhibit 1.2

SouthStar Energy Services LLC

Balance Sheets

December 31, 2003
Assets	(In Thousands)
Current assets:
Cash and cash equivalents	$7,639
Restricted cash	3,654
Accounts receivable:
Trade accounts receivable	64,532
Unbilled revenue	70,539
Allowance for doubtful accounts	(11,231)
123,840
Inventories	29,108
Financial instruments	4,541
Prepaid gas and expenses	4,830
Other current assets	300
Total current assets	173,912
Property and equipment:
Office equipment	54
Furniture and fixtures	254
Software	2,250
Leasehold improvements	192
2,750
Less accumulated depreciation	(808)
Net property and equipment	1,942
Intangibles, net of accumulated amortization of $5,493	–
Total assets	$175,854
Liabilities and Members’ capital
Current liabilities:
Accounts payable	$6,204
Revolving line of credit	5,169
Accrued gas costs	51,844
Customer deposits	6,095
Financial instruments	–
Accrued compensation	2,213
Other accrued expenses	3,522
Total current liabilities	75,047
Total liabilities	75,047
Members’ capital	99,622
Accumulated other comprehensive income (loss)	1,185
Total Members’ capital	100,807
Total liabilities and Members’ capital	$175,854